Exhibit 99.1

SIGNATURE PAGE

INVESTOR AB

By: /s/ Petra Hedengran __________

Name: Petra Hedengran

Title: Managing Director and General Counsel

Date: February 13, 2026

INVESTOR AB

By: /s/ Jenny Ashman Haquinius __________

Name: Jenny Ashman Haquinius

Title: Chief Financial Officer

Date: February 13, 2026

INNAX AB

By: /s/Anders Eckerwall _________

Name: Anders Eckerwall

Title: Managing Director

Date: February 13, 2026